Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Cathey Lowe, Senior Vice President, Finance
		Investor Relations	(818) 223-7530

Melissa Bailey, Vice President, Communications
		Media Relations	(818) 223-7590

RYLAND REPORTS 44 PERCENT INCREASE IN FIRST-QUARTER EPS,
INCREASES EARNINGS GUIDANCE FOR 2004

CALABASAS, Calif. (April 21, 2004) — The Ryland Group, Inc. (NYSE: RYL) today announced record results for its first quarter ended March 31, 2004, including the highest first-quarter consolidated net earnings, revenues, new orders, closings, backlog and earnings per share in its history. Highlights include:

•	Diluted earnings of $2.06 per share for the quarter ended March 31, 2004, representing an increase of 44.1 percent over the same period in the prior year

•	Revenues of $754.6 million for the quarter ended March 31, 2004, reflecting an increase of 14.4 percent over the quarter ended March 31, 2003

•	Gross profit margins from home sales of 22.3 percent for the quarter ended March 31, 2004, compared to 20.8 percent for the quarter ended March 31, 2003

•	Record first-quarter new orders of 4,970, signifying a 16.7 percent increase over the quarter ended March 31, 2003, and the highest quarterly new order volume in the Company’s history

•	Record first-quarter closings of 3,038, signifying a 3.0 percent increase over the quarter ended March 31, 2003

•	Record backlog units of 7,773, up 16.4 percent at March 31, 2004, and dollar backlog at $2.0 billion, up 35.0 percent, the highest quarter-end backlog in the Company’s history

•	The repurchase of 500,000 shares of Ryland common stock during the first quarter of 2004

•	Increased earnings guidance for the fiscal year ending December 31, 2004. Earnings are expected to exceed $11.00 per share.

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RYLAND FIRST-QUARTER RESULTS

RECORD RESULTS HIGHLIGHT FIRST QUARTER

     The Company’s consolidated net earnings for the three months ended March 31, 2004, represented a first quarter record at $52.4 million, or $2.06 per diluted share, compared to consolidated net earnings of $38.2 million, or $1.43 per diluted share, for the first quarter of 2003.

     The Company finished the first quarter of 2004 in a strong financial position. Its cash and cash equivalents totaled $108.3 million, and there were no borrowings outstanding against its revolving credit facility.

     The homebuilding segment reported first-quarter pretax earnings of $85.9 million, which represents a 36.6 percent rise over the $62.9 million reported for the first quarter of 2003. The increase over the prior year was primarily attributable to a higher closing volume, higher average closing prices of homes sold and increased margins on homes closed.

     Homebuilding revenues rose $96.8 million, or 15.1 percent, to $738.0 million for the first quarter of 2004, compared to the same period in the prior year. This was the result of an 11.5 percent increase in the average closing price of a home from $217,000 for the quarter ended March 31, 2003, to $242,000 for the quarter ended March 31, 2004, as well as a 3.0 percent increase in the number of closings (3,038 homes closed in the first quarter of 2004 versus 2,950 homes closed in the same quarter of 2003). Homebuilding revenues for the first quarter of 2004 included $3.8 million from land sales, compared to $2.0 million for the first quarter of 2003, which contributed net gains of $0.4 million and $0.5 million to pretax earnings in 2004 and 2003, respectively.

     New orders of 4,970 for the first quarter of 2004 represented a 16.7 percent increase, compared to new orders of 4,260 for the first quarter of 2003. This also signifies the highest quarterly new orders in the Company’s history. The Company operated in 306 active communities at March 31, 2004, compared to 322 active communities at March 31, 2003. The Company’s backlog at the end of the first quarter of 2004 increased to 7,773 outstanding contracts from 6,678 outstanding contracts at March 31, 2003, a rise of 16.4 percent. The dollar value of the Company’s backlog at March 31, 2004, was $2.0 billion, or an increase of 35.0 percent over that of March 31, 2003.

     Gross profit margins from home sales averaged 22.3 percent in the first quarter of 2004, compared to 20.8 percent in the first quarter of 2003. Selling, general and administrative expenses, as a percentage of revenue, were 10.6 percent in the first quarter of 2004 versus 10.8 percent for the same period in 2003. The Company capitalized all interest incurred during the first quarter of 2004 due to increased development activity in a greater number of new communities during the period with no incremental debt. This compares to interest expense of $1.2 million in the first quarter of 2003. The pretax homebuilding margin was 11.6 percent in the first quarter of 2004, compared to 9.8 percent in the first quarter of 2003.

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RYLAND FIRST-QUARTER RESULTS

     Corporate expenses were $11.0 million for the first quarter of 2004, compared to $11.7 million for the same period in the prior year.

     The Company’s financial services segment, which includes Ryland Mortgage Company and its title, escrow and insurance services, reported pretax earnings of $10.3 million for the first quarter of 2004, compared to $12.4 million for the same period last year. This decrease was attributable to a more competitive marketplace and an increase in less profitable adjustable rate mortgage product. The number of mortgage originations declined by approximately 1.2 percent during the first quarter of 2004. The capture rate of mortgages originated for homebuilding customers was 84.3 percent in the first quarter of 2004, compared to 85.2 percent in the first quarter of 2003.

STOCK REPURCHASE PROGRAM

     The Company repurchased 500,000 shares of its common stock during the first quarter of 2004. At March 31, 2004, the Company had Board authorization to purchase an additional 1.4 million shares.

UPDATED 2004 EARNINGS GUIDANCE

     The Company anticipates that earnings for the fiscal year ending December 31, 2004, will exceed $11.00 per share.

     With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. The Company currently operates in 27 markets across the country and has built more than 220,000 homes and financed more than 190,000 mortgages since its founding in 1967. Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.” Previous news releases may be obtained at www.ryland.com.

Note: Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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RYLAND FIRST-QUARTER RESULTS

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Forward-looking statements are subject to risks and uncertainties which include, among others:

•	economic changes nationally or in the Company’s local markets, including volatility in interest rates, inflation, changes in consumer confidence levels and the state of the market for homes in general;

•	the availability and cost of land;

•	increased land development costs on projects under development;

•	shortages of skilled labor or raw materials used in the production of houses;

•	increased prices for labor, land and raw materials used in the production of houses;

•	increased competition;

•	failure to anticipate or react to changing consumer preferences in home design;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment); or

•	other factors over which the Company has little or no control.

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Five financial-statement pages follow.

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
The Ryland Group, Inc. and subsidiaries
(in thousands, except share data)

	Three months ended March 31,
	2004	2003
REVENUES
Homebuilding	$738,044	$641,167
Financial services	16,555	18,509

TOTAL REVENUES	754,599	659,676

EXPENSES
Homebuilding
Cost of sales	573,809	507,835
Selling, general and administrative	78,328	69,305
Interest	—	1,165

Total homebuilding expenses	652,137	578,305
Financial services
General and administrative	6,004	5,615
Interest	283	484

Total financial services expenses	6,287	6,099
Corporate expenses	10,954	11,653

TOTAL EXPENSES	669,378	596,057
Earnings before taxes	85,221	63,619
Tax expense	32,810	25,448

NET EARNINGS	$52,411	$38,171

NET EARNINGS PER COMMON SHARE
Basic	$2.19	$1.52
Diluted	$2.06	$1.43
AVERAGE COMMON SHARES OUTSTANDING
Basic	23,973,414	25,156,209
Diluted	25,487,991	26,632,814

CONSOLIDATED BALANCE SHEETS
The Ryland Group, Inc. and subsidiaries
(in thousands, except share data)

	March 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Homebuilding
Cash and cash equivalents	$104,548	$314,518
Housing inventories
Homes under construction	847,625	734,280
Land under development and improved lots	632,880	602,504
Consolidated inventory not owned	124,548	59,868

Total inventories	1,605,053	1,396,652
Property, plant and equipment	43,702	40,853
Purchase price in excess of net assets acquired	18,185	18,185
Other	53,886	59,432

	1,825,374	1,829,640

Financial Services
Cash and cash equivalents	3,745	2,186
Mortgage-backed securities and notes receivable	24,710	26,260
Other	22,135	39,824

	50,590	68,270

Other Assets
Net deferred taxes	34,880	37,443
Other	86,161	72,237

TOTAL ASSETS	1,997,005	2,007,590

LIABILITIES
Homebuilding
Accounts payable and other liabilities	334,221	366,131
Long-term debt	540,500	540,500

	874,721	906,631

Financial Services
Accounts payable and other liabilities	15,673	23,376
Short-term notes payable	24,607	26,254

	40,280	49,630

Other Liabilities	138,474	170,136

TOTAL LIABILITIES	1,053,475	1,126,397

MINORITY INTEREST	91,832	56,651

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized — 80,000,000 shares
Issued — 24,077,425 shares (24,276,247 for 2003)	24,077	24,276
Retained earnings	826,539	799,135
Accumulated other comprehensive income	1,082	1,131

TOTAL STOCKHOLDERS’ EQUITY	851,698	824,542

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,997,005	$2,007,590

Stockholders’ equity per common share	$35.37	$33.97

SEGMENT INFORMATION (unaudited)
The Ryland Group, Inc. and subsidiaries
(in thousands)

	Three months ended March 31,
	2004	2003
Earnings before taxes
Homebuilding	$85,907	$62,862
Financial services	10,268	12,410
Corporate	(10,954)	(11,653)

Total	$85,221	$63,619

HOMEBUILDING OPERATIONAL DATA (unaudited)
The Ryland Group, Inc. and subsidiaries

	North	Texas	Southeast	West	Total
For the three months ended March 31,
New Orders (units)
2004	1,413	1,026	1,445	1,086	4,970
2003	1,181	1,011	1,250	818	4,260
Closings (units)
2004	902	523	911	702	3,038
2003	961	629	810	550	2,950
Average Closing Price (in thousands)
2004	$268	$171	$224	$283	$242
2003	$249	$159	$201	$249	$217
Outstanding Contracts at March 31,
Units
2004	2,249	1,312	2,757	1,455	7,773
2003	1,966	1,341	2,231	1,140	6,678
Dollars (in millions)
2004	$686	$223	$649	$462	$2,020
2003	$498	$214	$470	$315	$1,497
Average Price (in thousands)
2004	$305	$170	$236	$317	$260
2003	$253	$159	$211	$276	$224

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (unaudited)
The Ryland Group, Inc. and subsidiaries
($s in thousands)

	Three months ended March 31,
	2004	2003
RESULTS OF OPERATIONS
Revenues
Net gains on sales of mortgages and mortgage servicing rights	$9,890	$11,553
Title/escrow/insurance	4,520	3,637
Net origination fees	1,174	1,755
Interest
Mortgage-backed securities and notes receivable	771	1,263
Other	200	244

Total interest	971	1,507
Other	—	57

Total revenues	16,555	18,509
Expenses
General and administrative	6,004	5,615
Interest	283	484

Total expenses	6,287	6,099

Pretax earnings	$10,268	$12,410

OPERATIONAL DATA
Retail operations:
Originations (units)	2,395	2,423
Ryland Homes closings as a percentage of total closings	99.1%	98.3%
Ryland Homes origination capture rate	84.3%	85.2%
Investment operations:
Mortgage-backed securities and notes receivable average balance	$24,361	$38,728